BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201 (775) 684-5708

Website: www.nvsos.gov

*090303*

*090303*

USE BLACK INK ONLY - DO NOT HIGHLIGHT

Certificate of Change Pursuant to NRS 78.209 For Nevada Profit Corporations

ABOVE SPACE IS FOR OFFICE USE ONLY

1.   Name of corporation:

Precious Investments, Inc.

2.  The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

250,000,000 shares of common stock, par value $0.001 per share

10,000,000 shares of preferred stock, par value $0.001 per share

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

250,000,000 shares of common stock, par value $0.001 per share

10,000,000 shares of preferred stock, par value $0.001 per share

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

1 share will be issued for every 4 shares issued and outstanding

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Fractional shares will be rounded to the nearest whole number

7. Effective date and time of filing: (optional)

 Date:

Time:

(must not be later than 90 days after the certificate is filed)

8. Signature: (required)

/s/ Kashif Khan

Signature of Officer

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Revised: 1-5-15

This form must be accompanied by appropriate fees. Nevada Secretary of State Stock Split